As filed with the Securities and Exchange Commission on January 31, 2018

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HORMEL FOODS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	41-0319970

(State of incorporation)	(IRS Employer Identification No.)

1 Hormel Place

Austin, Minnesota  55912

(Address, including zip code, of registrant’s principal executive offices)

HORMEL FOODS CORPORATION 2018 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Brian D. Johnson
Vice President and Corporate Secretary
Hormel Foods Corporation
1 Hormel Place
Austin, Minnesota 55912
(507) 437-5611

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company Emerging growth company	☐ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Class of Securities	Registered	Offering Price	Aggregate	Registration
to be Registered	(No. of Shares) (1)(2)	Per Share (3)	Offering Price (3)	Fee (3)
Common Stock, par value $0.01465 per share	20,000,000 Shares	$34.705	$694,100,000	$86,415.45

(1)                                 Represents 20,000,000 shares of common stock of Hormel Foods Corporation that may be offered or sold pursuant to the Hormel Foods Corporation 2018 Incentive Compensation Plan (the “2018 Plan”).

(2)                                 Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2018 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(3)                                 Calculated solely for the purpose of this offering in accordance with Rule 457(c) and Rule 457(h)(1) based on the average of the high and low prices of Hormel Foods Corporation common stock as reported on the New York Stock Exchange on January 24, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Hormel Foods Corporation (the “Registrant”) with the Commission are incorporated by reference into this Registration Statement:

(a)         The Registrant’s Annual Report on Form 10-K for the year ended October 29, 2017, filed with the Commission on December 20, 2017 including all material incorporated by reference therein (File No. 001-02402).

(b)         All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since October 29, 2017 (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules).

(c)          The description of the Registrant’s common stock contained in a registration statement filed pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporate Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 43 of our bylaws provides for indemnification of directors, officers, employees and agents to the fullest extent permitted by Delaware law against certain expenses of any action to which such person is a party or is threatened to be made a party in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity in another corporation, partnership, joint venture, trust or other enterprise.

Article Eleventh of our restated certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability:

•                                          for any breach of the director’s duty of loyalty to us or our stockholders;

•                                          for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                                          under Section 174 of the Delaware General Corporation Law providing for personal liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; and

•                                          for any transaction from which a director derived any improper personal benefit.

Article Eleventh of our restated certificate of incorporation further provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law.  Any repeal or modification of Article Eleventh of our restated certificate of incorporation by our stockholders shall not adversely affect any right or protection of the Registrant’s directors existing at the time of such repeal or modification.

We maintain liability insurance coverage for our directors and officers, and we have entered into indemnification agreements with our directors and officers.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
4.1

Restated Certificate of Incorporation, as amended on January 27, 2016. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, dated December 21, 2016, File No. 001-02402.)

4.2	Bylaws, as amended to date. (Incorporated by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K, dated September 26, 2016, File No. 001-02402.)

5.1	Opinion of Faegre Baker Daniels LLP. (Filed herewith)

23.1	Consent of Ernst & Young LLP. (Filed herewith)

23.2	Consent of Faegre Baker Daniels LLP. (Included in Exhibit 5.1)

24.1	Power of Attorney. (Filed herewith)

99.1

Hormel Foods Corporation 2018 Incentive Compensation Plan. (Incorporated by reference to Appendix A to the Proxy Statement for the 2018 Annual Meeting of Stockholders filed December 20, 2017, File No. 001-02402.)

Item 9. Undertakings

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Minnesota, on January 31, 2018.

HORMEL FOODS CORPORATION

By:	/s/ James P. Snee
James P. Snee
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on January 31, 2018.

Signature	Title

/s/ James P. Snee	Chairman of the Board, President, Chief Executive Officer,
James P. Snee	and Director (Principal Executive Officer)

/s/ James N. Sheehan	Senior Vice President and Chief Financial Officer
James N. Sheehan	(Principal Financial Officer)

/s/ Jana L. Haynes	Vice President and Controller
Jana L. Haynes	(Principal Accounting Officer)

/s/ Gary C. Bhojwani*	Director
Gary C. Bhojwani

/s/ Terrell K. Crews*	Director
Terrell K. Crews

/s/ Glenn S. Forbes*	Director
Glenn S. Forbes

/s/ Stephen M. Lacy*	Director
Stephen M. Lacy

/s/ Elsa A. Murano*	Director
Elsa A. Murano

/s/ Robert C. Nakasone*	Director
Robert C. Nakasone

/s/ Susan K. Nestegard*	Director
Susan K. Nestegard

/s/ Dakota A. Pippins*	Director
Dakota A. Pippins

/s/ Christopher J. Policinski*	Director
Christopher J. Policinski

/s/ Sally J. Smith*	Director
Sally J. Smith

/s/ Steven A. White*	Director
Steven A. White

*Jana L. Haynes, by signing her name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an exhibit to this Registration Statement.

/s/ Jana L. Haynes
By:	Jana L. Haynes, Attorney-in-Fact